EXHIBIT 99.1

Midway Gold Grants Options

May 17, 2011

Denver, Colorado –Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (“Midway” or the “Company”)  board of directors has granted incentive stock options on a total of 150,000 shares of Midway's common stock pursuant to Midway’s shareholder approved combined incentive and non-qualified stock option plan.  The options are exercisable for up to five years at a price of C$1.47 per share being the last closing price of Midway's common shares prior to the board of directors granting the options on May 16, 2011. The options are subject to vesting provisions and any applicable regulatory hold periods.

ON BEHALF OF THE BOARD
"Daniel E. Wolfus"
DanielE. Wolfus, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.